Exhibit 99.1

Company Contact:	Investor Relations Contacts:

Arnon Kohavi, EVP	Kirsten Chapman
Robin Rose, Manager IR	Brendan Lahiff
Vyyo Inc	Lippert/Heilshorn & Associates
650.319.4007	415.433.3777
ir@vyyo.com	kirsten@lhai-sf.com

VYYO REPORTS SECOND QUARTER 2004 RESULTS

Palo Alto, Calif., July 28, 2004 — Vyyo Inc. (Nasdaq: VYYO), a global supplier of broadband end-to-end solutions for telephony and high-speed data connections, today reported financial results for the second quarter ended June 30, 2004.

For the second quarter of 2004, Vyyo reported sales of $2.4 million compared to $1.8 million in the second quarter of 2003. Net loss for the second quarter of 2004 was $3.7 million (including $1.4 million from the acquisition of research and development in process), or $0.28 per share, compared to a net loss of $6.1 million, or $0.48 per share, in the second quarter of 2003. Loss from continuing operations for the second quarter of 2004 was $3.8 million (including $1.4 million from the acquisition of research and development in process), or $0.28 per share, compared to $1.8 million, or $0.14 per share, in the second quarter of 2003. As of June 30, 2004, Vyyo had cash, cash equivalents and short-term investments of $54.0 million, or $3.65 per share.

For the six-months ended June 30, 2004, sales were $4.6 million, compared to $2.1 million reported for the same period of 2003. Net loss for the six months ended June 30, 2004 was $5.9 million (including $1.4 million from the acquisition of research and development in process), or $0.45 per share, compared to a net loss of $9.4 million, or $0.74 per share, for the same period of 2003. Net loss from continuing operations for the six months ended June 30, 2004 was $5.8 million (including $1.4 million from the acquisition of research and development in process), or $0.44 per share, compared to a net loss from continuing operations of $3.8 million, or $0.30 per share, for the same period of 2003.

“During the quarter, we continued to identify market opportunities that we can penetrate with our unique broadband and telephony solutions, such as cable operators (MSOs) wishing to serve business users,” stated Davidi Gilo, Chairman and Chief Executive Officer of Vyyo. “As Vyyo products combine the cable-standard DOCSIS with the business-user-standard T1/E1, we offer a unique solution enabling MSOs to reach new customers. We believe MSOs’ increasing desire to offer enhanced broadband services and upstream capabilities to business and high-end residential markets will drive our cable strategy.”

Second Quarter Highlights

•	Launched cable strategy using DOCSIS-modified equipment to offer a T1 solution to cable operators.

•	Acquired Xtend Networks Ltd. to expand the cable strategy and enable cable operators to significantly extend their overall bandwidth using existing cable infrastructure. Xtend products double downstream bandwidth capacity and increase upstream capacity by 10 times.

•	Expanded presence in China by deploying Vyyo solutions via China Telecom in the Hebei province.

•	Increased U.S. presence by deploying Vyyo’s 700 MHz solution with AgriValley Services in three Michigan counties.

Gilo added, “Although the deployments in China may take longer than originally anticipated, we have maintained solid relationships with operators and we remain confident our position in China is strong and growing. In addition, we have identified other regions with complementary telecommunication requirements and deployed our products in Southeast Asia, Africa and other locations.”

Guidance

Vyyo projects third quarter revenue to be approximately $2.8 to $3.0 million and its full year 2004 revenue guidance remains $12 to $14 million.

Investor Conference Call

The company will host an investor conference call to discuss the first quarter results on Wednesday, July 28, at 1:30 pm Pacific Time, after which management will host a question and answer session. To participate, please log onto www.vyyo.com or dial 706-679-0753 at least 10 minutes prior to the call and ask to be connected to the Vyyo conference call. A webcast will be broadcast live and archived on Vyyo’s web site, www.vyyo.com. A telephone replay will be available through August 3, 2004 by dialing 706-645-9291 and entering access code 8724048.

About Vyyo Inc.

Vyyo offers broadband end-to-end solutions used by cable and wireless operators to deliver telephony (T1/E1) and high-speed data connections to business and residential subscribers. The technology uses a modified version of the cable industry standard DOCSIS architecture to deliver circuit switched (telephony), as well as voice and data over IP. The company sells systems directly to service providers and systems integrators worldwide. Vyyo’s solutions have been deployed in North America, China, Southeast Asia and other areas of the world. Vyyo is headquartered at 4015 Miranda Avenue, 1st Floor, Palo Alto, CA 94304-1218. More information on the company can be found at www.vyyo.com.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. Actual events and results may differ materially from those projected in these forward-looking statements as a result of several factors, including but not limited to, the current limited visibility available in the telecommunications and broadband access equipment markets; whether Vyyo is successful in marketing and selling its wireless broadband access products, particularly in China and the Far East; challenges of doing business in China and the Far East, including regulatory, economic, political, health, financial and safety risks; whether MSOs will be willing or able to substantially increase the available bandwidth on their networks; whether Vyyo is able to meet the needs of the telecom operators and system integrators that have obtained licenses from the Chinese government and maintain its relationships with them; whether Vyyo is able to successfully integrate Xtend Networks Ltd. and sell its products; potential discrepancies between management’s financial guidance and actual results; economic conditions worldwide; and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2003, its quarterly report on Form 10-Q for the three months ended March 31, 2004, and in other periodic reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

Vyyo Inc.

Condensed Consolidated Statement of Operations

In Thousands, except per share data

	Three Months Ended June 30, 2004	Three Months Ended June 30, 2003	Six Months Ended June 30, 2004	Six Months Ended June 30, 2003
Revenues	$2,386	$1,786	$4,611	$2,132
Cost of revenues *	1,225	460	2,222	546

Gross profit	1,161	1,326	2,389	1,586

Operating expenses (income):
Research and development	1,268	944	2,483	1,749
Acquisition of research and development in process	1,402	—	1,402	—
Selling and marketing	1,169	1,147	2,576	1,752
General and administrative, net	1,324	1,382	2,745	2,632
Restructuring adjustment	(48)	—	(549)	—

Total operating expenses	5,115	3,473	8,657	6,133
Operating loss	(3,954)	(2,147)	(6,268)	(4,547)
Interest income, net	204	365	457	789

Loss from continuing operations	(3,750)	(1,782)	(5,811)	(3,758)
Discontinued operations	34	(4,359)	(50)	(5,646)

Loss for the period	$(3,716)	$(6,141)	$(5,861)	$(9,404)

Loss per share
Basic and diluted
Continuing operations	$(0.28)	$(0.14)	$(0.44)	$(0.30)
Discontinued operations	0.00	(0.34)	(0.01)	(0.44)

	$(0.28)	$(0.48)	$(0.45)	$(0.74)

Number of shares used in per share computation	13,188	12,692	13,120	12,676

*	During the year 2001, the Company recorded a write-down of excess inventory and purchase commitments of $8.45 million. The write-down was charged to the cost of revenues. In the three months ending June 30, 2004 and June 30, 2003, revenues included sales of inventory that was previously written-down in 2001, by taking charges of $149,000 and $526,000, respectively. In the six months ending June 30, 2004 and June 30, 2003, revenues included sales of inventory that was previously written-down in 2001, by taking charges of $435,000 and $747,000, respectively.

Vyyo Inc.

Condensed Consolidated Balance Sheet

In Thousands

	June 30, 2004	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents and short-term investments	$54,027	$57,791
Accounts receivable, net	1,949	1,416
Inventories	1,952	1,192
Other	938	551

Total Current Assets	58,866	60,950

Property and Equipment, Net	1,263	855
Identifiable Intangible Assets	8,087	—

Total Assets	$68,216	$61,805

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,813	$1,069
Accrued liabilities	8,979	5,786

Total Current Liabilities	10,792	6,855
Total Stockholders’ Equity	57,424	54,950

Total Liabilities and Stockholders’ Equity	$68,216	$61,805

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